Exhibit 4.75

Maximum Mortgage Contract

Contract No.: ABC(2012)2002 13100220140001410

Mortgagor : Hebei Ruiliang Trading Co,. Ltd

Mortgagee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : January 3, 2014

Mortgage Definition : To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Mortgage Guarantee hereunder for Party B.

Maximum Amount: RMB100, 000,000

Mortgage Term : From January 3, 2014 to January 3, 2015